Exhibit 99.1

Contact Information:

Chris Hix
Director of Investor Relations
+1 (770) 495-5100
investor-relations@roperind.com

FOR IMMEDIATE RELEASE

ROPER INDUSTRIES REPORTS RECORD RESULTS FOR ITS THIRD CALENDAR QUARTER

Diluted EPS from Continuing Operations Increase 27%;
Continued Organic Sales Growth Contributes to 8% Gain in Net Sales

Duluth, Georgia, October 24, 2003 ... Roper Industries, Inc. (NYSE: ROP) announced record results for its third quarter of calendar 2003, ended September 30, 2003. Diluted earnings per share (DEPS) from continuing operations for the third quarter rose 27% to $0.62 from $0.49 in the third quarter of 2002. Net DEPS including discontinued operations were $0.56 in the 2003 third quarter compared with $0.48 in the year-ago quarter, or up 17%. In September, Roper announced that it changed its fiscal year-end to December 31 to more closely align its reporting periods with its customers.

Net sales rose 8% in the third quarter to $172 million from $159 million in the third quarter of 2002. Excluding acquisitions made in 2002 (see Table 1) and net sales to Gazprom, Roper’s net sales in the fiscal 2003 third quarter increased 9% (see Table 2 for a reconciliation of net sales).

“We are pleased to report another quarter of organic growth, excluding Gazprom, a trend which began earlier this year and clearly reflects the positive results delivered by our market-focused structure,” said Brian Jellison, President and Chief Executive Officer. “Over the course of this year, our business segments have made significant strides in implementing initiatives designed to drive improved sales and profitability.” Operating margins expanded substantially with the Company reporting operating margins of 18.9% in the third quarter, or 19.5% before restructuring charges of approximately $1 million, compared with 17.2% in the prior year.

Mr. Jellison continued, “With this strong operational foundation, Roper is positioned to deliver further growth through our existing businesses and the successful execution of our strategic investment program. In this regard, we are excited about our announcement earlier this week that we have entered into a definitive agreement to acquire Neptune Technology Group Holdings Inc., which includes four businesses with excellent growth and cash generation potential.”

Roper reported cash flow from operating activities of $21 million in its third quarter and a net debt-to-net capital ratio of 38.3%, compared to 45.2% at the beginning of the calendar year (see Table 3 for a computation of net debt-to-net capital).

The Company commented that it still expects full year DEPS from continuing operations of $2.00 or more, which is an increase over the prior year, even after $6 to $6.5 million of expected 2003 restructuring costs and despite almost $30 million lower net sales to Gazprom in the current year.

Results by Segment

Energy Systems & Controls segment third quarter net sales of $42 million were 25% higher than sales in the prior year period, principally as a result of the 2002 acquisition of Zetec and higher net sales for oil & gas applications, partially offset by a 51% reduction in net sales to Gazprom. Operating profit increased 50% to over $10 million due to the full quarter contribution in 2003 from Zetec and higher net sales for oil & gas applications. Operating margins increased from 21% to 25%. Net orders of $38 million in the quarter were 2% lower than the prior year quarter due principally to a 31% decline in net orders from Gazprom. Excluding Gazprom, orders increased 17%.

The Industrial Technology segment reported net sales of $43 million in the third quarter, 4% lower than in the year-ago period primarily as a result of the timing of water/wastewater projects. Third quarter net orders improved 8% over the prior year to $40 million. Operating profit of $9 million was lower than the prior year mostly due to restructuring costs and lower net sales in this year’s third quarter. Third quarter operating margins were 22%; excluding restructuring charges, operating margins were 23%.

The Instrumentation segment posted $45 million of net sales, a 1% increase from the prior year period, and reported a 6% increase in operating profit. Benefits from the 2002 acquisition of Qualitek and foreign exchange rate changes more than offset lower sales into semiconductor, telecom and refining markets. Third quarter operating profit increased 57% sequentially from the second quarter due to the completion of restructuring activities.

Scientific & Industrial Imaging segment net sales rose 17% in the third quarter from the prior year to $43 million due to strong shipments for electron microscopy applications, the 2002 acquisition of QImaging and increased motion imaging sales. Net orders increased 4% in the third quarter. Operating profits increased 78% versus the prior year to over $8 million. Operating profit margins increased from 12% to 19% on higher net sales; excluding restructuring costs, operating profit margins increased to 20%.

Conference Call to be Held at 2:00 pm (ET) on Monday

The Company will conduct a webcasted conference call at 2:00 pm ET on Monday, October 27, 2003. The call can be accessed via webcast or by dialing (800) 810-0924 (US/Canada) or +1 (913) 981-4900, using confirmation code 203603. Webcast information and a copy of the Company’s presentation will be made available on Roper’s website prior to the start of the call at www.roperind.com. Telephonic replays of the conference call will be available for up to two weeks by calling +1 (719) 457-0820 and using the passcode 203603.

Table 1: Acquisitions

Qualitek, Instrumentation Segment, July 2002
Zetec, Energy Systems & Controls Segment, August 2002
QImaging, Scientific & Industrial Imaging Segment, August 2002
Duncan Technologies, Scientific & Industrial Imaging Segment, August 2002
Definitive Imaging, Scientific & Industrial Imaging Segment, September 2002

Table 2: Reconciliation of Net Sales (Millions)

	Q3 2003	Q3 2002
Net sales excluding 2002 acquisitions
and excluding net sales to Gazprom	$147	$135	+9%
Add: Net sales from 2002 acquisitions	18	9
Add: Net sales to Gazprom	7	15	-51%

Equals: Net sales as reported	$172	$159	+8%

Table 3: Computation of Net Debt-to-Net Capital (Millions)

	September 30, 2003	December 31, 2002
Total debt	$288	$329
Less: Cash	(14)	(15)

Equals: Net debt	274	314
Add: Shareholders' equity	442	381

Equals: Net capital	$716	$695

Net debt divided by Net capital	38.3%	45.2%

About Roper Industries

Roper Industries is a diversified industrial growth company providing engineered products and solutions for global niche markets. Additional information about Roper Industries, including a glossary for terms used by the Company and registration for Company’s press releases via email, is available on the Company’s website, www.roperind.com.

_________________

The information provided in this press release contains forward looking statements within the meaning of the federal securities laws. These forward looking statements include, among others, statements regarding our proposed acquisition of Neptune Technology Group Holdings Inc. (the acquisition), the terms of our financing plan, and the impact of our acquisition of the acquisition on our future results of operations and cash flows. These statements reflect management’s current beliefs and are not guarantees of performance. They involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward looking statement. Such risks and uncertainties include our ability to complete the acquisition, secure financing on favorable terms, integrate the acquisition and realize expected synergies. We also face other general risks, including reductions in our business with Gazprom, our ability to realize cost savings from our restructuring initiatives, unfavorable changes in foreign exchange rates, difficulties associated with exports, risks associated with our international operations, difficulties in making and integrating acquisitions, increased product liability and insurance costs, increased warranty exposure, future competition, changes in the supply of, or price for, parts and components, environmental compliance costs and liabilities, risks and cost associated with asbestos related litigation and potential write-offs of our substantial intangible assets. Other important risk factors are discussed in our Annual Report on Form 10-K for the fiscal year ended October 31, 2002, and may be discussed in subsequent filings with the SEC. You should not place undue reliance on any forward looking statements. These statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.
We refer to certain non-GAAP financial measures in this presentation. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures can be found within this press release.

Roper Industries, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (unaudited)
(Amounts in thousands)

	September 30, 2003	October 31, 2002
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$14,510	$12,422
Accounts receivable	120,344	138,290
Inventories	95,233	88,313
Other current assets	5,238	5,224
Assets held for sale	--	4,578

Total current assets	235,325	248,827

PROPERTY, PLANT AND EQUIPMENT, NET	51,908	51,089

OTHER ASSETS:
Goodwill	482,465	459,233
Other intangible assets, net	36,852	37,032
Other assets	29,127	32,792

Total other assets	548,444	529,057

TOTAL ASSETS	$835,677	$828,973

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$33,791	$35,253
Accrued liabilities	54,732	65,153
Liabilities related to assets held for sale	--	1,698
Income taxes payable	3,093	7,618
Current portion of long-term debt	1,017	20,515

Total current liabilities	92,633	130,237

NONCURRENT LIABILITIES:
Long-term debt	287,470	311,590
Other liabilities	13,846	11,134

Total liabilities	393,949	452,961

STOCKHOLDERS' EQUITY:
Common stock	328	326
Additional paid-in capital	94,802	89,153
Retained earnings	338,159	304,995
Accumulated other comprehensive earnings	32,645	5,940
Treasury stock	(24,206)	(24,402)

Total stockholders' equity	441,728	376,012

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$835,677	$828,973

Roper Industries, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings (unaudited)
(Amounts in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
Net sales	$172,064	$159,285	$487,562	$455,375
Cost of sales	78,894	73,953	230,504	210,448

Gross profit	93,170	85,332	257,058	244,927

Selling, general and administrative expenses	60,649	57,917	178,262	163,785

Income from operations*	32,521	27,415	78,796	81,142
Interest expense	4,018	4,682	12,653	13,703
Euro debt currency exchange loss	--	--	--	4,093
Other income (expense)	(239)	(312)	(195)	1,795

Earnings from continuing operations before
income taxes	28,264	22,421	65,948	65,141
Income taxes	8,479	6,951	19,784	20,196

Earnings from continuing operations	19,785	15,470	46,164	44,945

Loss from discontinued operations, net of tax	(1,912)	(242)	(2,822)	(330)

Net earnings	$17,873	$15,228	$43,342	$44,615

Earnings per share:
Basic:
Earnings from continuing operations before
change in accounting principle	$0.63	$0.49	$1.47	$1.44
Loss from discontinued operations	(0.06)	(0.01)	(0.09)	(0.01)

Net Earnings	$0.57	$0.49	$1.38	$1.43

Diluted:
Earnings from continuing operations before
change in accounting principle	$0.62	$0.49	$1.45	$1.41
Loss from discontinued operations	(0.06)	(0.01)	(0.09)	(0.01)

Net Earnings	$0.56	$0.48	$1.36	$1.40

Weighted average common and common
equivalent shares outstanding:
Basic	31,571	31,323	31,482	31,257
Diluted	32,055	31,686	31,844	31,854

*  Income from operations reflects $1,028 and $5,185 of restructuring costs incurred during the three and nine months ended September 30, 2003, respectively.

Roper Industries, Inc. and Subsidiaries
Selected Segment Financial Data (unaudited)
(Amounts in thousands and percents of net sales)

	Three months ended September 30,				Nine months ended September 30,
	2003		2002		2003		2002
	Amount	%	Amount	%	Amount	%	Amount	%
Net sales:
Instrumentation	$44,607		$44,269		$130,445		$128,697
Industrial Technology	43,213		45,136		126,816		126,120
Energy Systems & Controls	41,621		33,367		105,260		91,669
Scientific & Industrial Imaging	42,623		36,513		125,041		108,889

Total	$172,064		$159,285		$487,562		$455,375

Gross profit:
Instrumentation	$26,316	59.0	$25,787	58.3	$76,223	58.4	$73,919	57.4
Industrial Technology	19,926	46.1	21,163	46.9	58,576	46.2	58,295	46.2
Energy Systems & Controls	23,053	55.4	19,285	57.8	55,253	52.5	56,021	61.1
Scientific & Industrial Imaging	23,875	56.0	19,097	52.3	67,006	53.6	56,692	52.1

Total	$93,170	54.1	$85,332	53.6	$257,058	52.7	$244,927	53.8

Operating profit*:
Instrumentation	$8,200	18.4	$7,714	17.4	$21,042	16.1	$21,896	17.0
Industrial Technology	9,394	21.7	10,935	24.2	27,586	21.8	29,287	23.2
Energy Systems & Controls	10,636	25.6	7,099	21.3	19,591	18.6	22,151	24.2
Scientific & Industrial Imaging	8,097	19.0	4,561	12.5	20,796	16.6	16,020	14.7

Total	$36,327	21.1	$30,309	19.0	$89,015	18.3	$89,354	19.6

Bookings:
Instrumentation	$45,144		$44,260		$126,930		$123,625
Industrial Technology	40,315		37,434		127,892		120,828
Energy Systems & Controls	37,676		38,286		105,511		101,796
Scientific & Industrial Imaging	39,094		37,646		112,064		111,849

Total	$162,229		$157,626		$472,397		$458,098

* Operating profit is before unallocated corporate general and administrative expenses. Such expenses were $3,806 and $2,894 for the three months ended September 30, 2003 and 2002, respectively, and $10,219 and $8,212 for the nine months ended September 30, 2003 and 2002, respectively.

Roper Industries, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (unaudited)
(Amounts in thousands)

	Nine months ended September 30,
	2003	2002
Net earnings	$43,342	$44,615
Depreciation	8,556	8,350
Amortization	3,550	2,516
Other, net	2,322	10,029

Cash provided by operating activities	57,770	65,510

Business acquisitions, net of cash acquired	(1,654)	(70,452)
Capital expenditures	(8,084)	(4,502)
Other, net	(1,969)	(4,809)

Cash used by investing activities	(11,707)	(79,763)

Debt borrowings (payments), net	(45,800)	14,736
Dividends	(8,284)	(7,749)
Other, net	5,340	5,484

Cash used by financing activities	(48,744)	12,471

Effect of exchange rate changes on cash	1,921	1,198

Net increase in cash and equivalents	(760)	(584)

Cash and equivalents, beginning of period	15,270	19,471

Cash and equivalents, end of period	$14,510	$18,887